Exhibit 99.2

Important Notice Regarding the Availability of Information Statement Materials
THIS NOTICE WILL ENABLE YOU TO ACCESS MATERIALS FOR INFORMATIONAL PURPOSES ONLY YOU ARE NOT REQUIRED TO RESPOND OR TAKE ANY OTHER ACTION
Enviri Corporation (“Enviri”) is providing this notice to you because you hold Enviri common stock. Enviri has released materials for your information regarding the spin-off of Enviri II Corporation (“New Enviri”) from Enviri, in connection with a series of reorganizational transactions pursuant to which, among other things, Enviri will merge with and into Enviri LLC (“Enviri LLC”), a wholly owned subsidiary of CLEH, Inc. (“CE Holdings”), with Enviri LLC being the surviving entity, and each outstanding share of common stock of Enviri will be exchanged for one share of common stock of CE Holdings, and New Enviri will come to hold the Harsco Environmental and Harsco Rail segments of Enviri. CE Holdings will then distribute all outstanding shares of New Enviri common stock to its stockholders, on a pro rata basis, at a ratio of one share of New Enviri common stock for every three shares of CE Holdings common stock held on the record date. This notice provides instructions on how you can access New Enviri’s Information Statement in connection with the spin-off (the “Information Statement”). The Information Statement contains important information, and we encourage you to review it. You may view the Information Statement online at www.edocumentview.com/ENVIRI and easily request a paper copy of it. If you wish to receive a paper copy, please make your request for a paper copy as soon as possible to facilitate timely delivery.
Enviri is providing this notice and Information Statement FOR YOUR INFORMATION ONLY. You are NOT required to respond or take any other action. Enviri is NOT soliciting a proxy or other consent from you in connection with the spin-off. These materials are NOT a form for voting.

See below for instructions on how to access materials.

To access the Information Statement online
INTERNET: www.edocumentview.com/ENVIRI
Request and receive a paper or e-mail copy
If you want to receive a paper or e-mail copy of these materials, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:
TELEPHONE: 800-850-3508

E-MAIL: web.queries@computershare.com
If requesting materials by e-mail, please include your name and address in the body of the email with ‘NVRI – Paper Information Statement Request’ in the subject line.
Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.